Exhibit 99.182

North Valley Bancorp Reports Results for the Fourth
Quarter and Year Ended December 31, 2010

February 8, 2011 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with $885 million in assets, today reported results for the fourth quarter and year ended December 31, 2010. North Valley Bancorp (the “Company”) is the parent company for North Valley Bank (the “Bank”).

The Company reported net operating income of $2,269,000 for the fourth quarter ended December 31, 2010 compared to a net operating loss of $19,340,000 for the fourth quarter ended December 31, 2009. The Company reported a net operating loss for the year ended December 31, 2010 of $6,248,000 compared to a net operating loss of $25,852,000 for 2009.

As previously reported for the third quarter ended September 30, 2010, the Company obtained shareholder approval to convert its Series A Preferred Stock into shares of its common stock, and the mandatory conversion occurred on July 21, 2010. Under generally accepted accounting principles (“GAAP”), the conversion feature of the preferred stock had an intrinsic value of $0.70 per share, or $18,667,000, based on the difference between the conversion price of $1.50 per share and the market value of $2.20 for the Company’s common stock at the commitment date, April 22, 2010. As required by GAAP, the Company recognized this difference of $18,667,000 as a beneficial conversion discount on the preferred stock as of the July 21, 2010 conversion date. After combining this implied dividend on the preferred stock with operating results for the year ended December 31, 2010, the Company reported a loss available to common shareholders of $24,915,000, or $6.42 per diluted share. The accounting entries required to reflect an implied dividend on preferred stock during the third quarter did not change the amount of total shareholders’ equity of the Company nor change the Company’s capital ratios. The Company completed its 1-for-5 reverse stock split on December 28, 2010, and the Company had 6,832,492 common shares outstanding at December 31, 2010.

Michael J. Cushman, President and Chief Executive Officer, stated, “We are proud of the significant achievements that management and the Company had during 2010. Most notably, we completed a $40 million capital raise in the second quarter, reduced the exposure to construction and development loans, reduced nonperforming assets and returned to profitability in the fourth quarter. Our credit administration team continues to work diligently to further reduce the level of nonperforming assets. In 2011, our loan production teams are committed to rebuilding loan totals that drive interest income while adhering strictly to concentration limits and credit quality standards.”

The Company did not record a provision for loan and lease losses in the fourth quarter ended December 31, 2010 and recorded a provision for loan and lease losses of $8,200,000 for the year ended December 31, 2010. This compared to provisions for loan and lease losses of $9,000,000 and $26,500,000 for the fourth quarter and year ended December 31, 2009, respectively. The allowance for loan and lease losses at December 31, 2010 was $14,993,000, or 2.92% of total loans, compared to $18,539,000, or 3.08% of total loans at December 31, 2009.

At December 31, 2010, the Company’s Total Risk-based Capital was $113,279,000, and its capital ratios were: Total Risk-based Capital ratio – 17.63%; Tier 1 risk-based Capital ratio – 15.94%; and Tier 1 Leverage ratio – 11.48%. At December 31, 2010, the Bank’s Total Risk-based Capital was $116,217,000, and its capital ratios were: Total Risk-based Capital ratio – 18.08%; Tier 1 risk-based Capital ratio – 16.82%; and Tier 1 Leverage ratio – 12.11%.

At December 31, 2010, total assets were $884,941,000, an increase of $579,000 from $884,362,000 at December 31, 2009. The loan portfolio totaled $513,466,000 at December 31, 2010, a decrease of $88,951,000, or 14.8%, compared to $602,417,000 at December 31, 2009. The loan to deposit ratio at December 31, 2010 was 68.1% as compared to 76.5% at December 31, 2009. Total deposits decreased $34,019,000, or 4.3%, to $753,790,000 at December 31, 2010 compared to $787,809,000 at December 31, 2009. Available-for-sale investment securities increased $119,309,000 to $265,644,000 at December 31, 2010 from $146,335,000 at December 31, 2009, as proceeds and paydowns on loans were reinvested into mortgage-backed securities in order to maintain liquidity and contribute to the level of earning assets which help to support the Company’s net interest margin.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $26,533,000, or 56.9%, to $20,065,000 at December 31, 2010 from $46,598,000 at December 31, 2009. Nonperforming loans as a percentage of total loans were 3.91% at December 31, 2010, compared to 7.74% at December 31, 2009. Subsequent to December 31, 2010, the Company successfully collected the entire balance of a nonperforming loan of $4,824,000 which is included in the year-end balance of $20,065,000.

Nonperforming assets (nonperforming loans and other real estate owned (“OREO”)) totaled $45,849,000 at December 31, 2010, a decrease of $13,126,000 from the December 31, 2009 balance of $58,975,000. Nonperforming assets as a percentage of total assets were 5.18% at December 31, 2010 compared to 6.67% at December 31, 2009.

Gross loan and lease charge-offs for the fourth quarter of 2010 were $775,000 and recoveries totaled $519,000 resulting in net charge-offs of $256,000 compared to gross loan and lease charge-offs for the fourth quarter of 2009 of $9,970,000 and recoveries of $86,000 resulting in net charge-offs of $9,884,000. Gross charge-offs for the year ended December 31, 2010 were $12,515,000 and recoveries for the same year totaled $999,000 resulting in net charge-offs of $11,516,000, compared to gross charge-offs for the year ended December 31, 2009 of $20,744,000 and recoveries of $1,456,000 resulting in net charge-offs of $19,288,000.

The overall level of nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $9,578,000 to $20,065,000 at December 31, 2010 from $29,643,000 at September 30, 2010. During the fourth quarter of 2010, the Company added sixteen loans totaling $5,277,000 to nonperforming loans. These additions were offset by reductions in nonperforming loans totaling $14,855,000 due primarily to the transfer to OREO of eleven properties totaling $12,857,000, and secondarily due to collections received on certain loans and charge-offs. Of the sixteen loans totaling $5,277,000 identified as nonaccrual loans and added to nonperforming loans, four relationships represent $3,577,000 of that balance. The largest relationship of this group is a $989,000 multi-family real estate loan for seven condominiums located in Shasta County. A specific reserve of $75,000 has been established for this loan. The second largest relationship of this group consists of a $946,000 multi-family real estate loan for seven townhouses and a single-family residence located in Yolo County. A specific reserve of $80,000 has been established for this loan. The third largest relationship in this group totals $857,000 which consists of two loans. The first loan is a commercial real estate loan in the amount of $583,000 for a self-storage facility located in Butte County. A specific reserve of $51,000 has been established for this loan. The second loan of this relationship is a $274,000 loan for a single-family rental property located in Trinity County. A specific reserve of $79,000 has been established for this loan. The fourth relationship of this group is a commercial real estate loan in the amount of $785,000 for a special-purpose facility located in Sacramento County. A specific reserve of $96,000 has been established for this loan. The remaining eleven loans that were placed on nonaccrual during the fourth quarter of 2010 total $1,700,000 and specific reserves totaling $279,000 have been established.

The Company’s OREO properties increased $6,934,000 to $25,784,000 at December 31, 2010 from $18,850,000 at September 30, 2010. The increase in OREO was due to the transfer of eleven properties totaling $12,857,000, partially offset by the sale of fifteen properties for a total of $5,067,000. The Company recorded a loss on sale for those fifteen properties totaling $209,000, and recorded a write-down of the estimated fair market values of certain other OREO properties during the quarter ended December 31, 2010 of $647,000. The Company had total OREO related expenses of $1,178,000 and $6,522,000 for the quarter and year-ended December 31, 2010, respectively, which is recorded as noninterest expense.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, increased $72,000, or 1.0%, for the three months ended December 31, 2010 compared to the same period in 2009. Interest income decreased by $962,000, or 9.3%, for the three months ended December 31, 2010, primarily due to both a lower yield on earning assets and a decrease in the average balances of earning assets. The Company had foregone interest income of $396,000 and $617,000 for the loans on nonaccrual status for the three months ended December 31, 2010 and 2009, respectively. Offsetting the decrease in interest income was a decrease in interest expense of $1,034,000, or 36.3%, due to a decrease in the rates paid on deposits and a decrease in the average balance of interest bearing deposits for the quarter ended December 31, 2010 compared to the same period in 2009. Average loans decreased $96,013,000 in the fourth quarter of 2010 compared to the fourth quarter of 2009 while the yield on the loan portfolio increased 10 basis points to 5.99% for the fourth quarter of 2010. Overall, average earning assets decreased $9,500,000 in the fourth quarter of 2010 compared to the fourth quarter of 2009. Average yields on earning assets decreased 41 basis points from the quarter ended December 31, 2009, to 4.65% for the quarter ended December 31, 2010 while the average rate paid on interest-bearing liabilities decreased by 54 basis points to 1.12%. The Company’s net interest margin (tax equivalent basis) for the quarter ended December 31, 2010 was 3.76%, an increase of 8 basis points from 3.68% for the fourth quarter in 2009 and increased 3 basis points from the net interest margin (tax equivalent basis) of 3.65% for the linked quarter ended September 30, 2010. Net interest income decreased $1,297,000, or 4.2%, for the year ended December 31, 2010 compared to the same period in 2009. Interest income decreased by $5,033,000, or 11.5%, primarily due to a lower yield on earning assets. The Company had foregone interest income of $2,096,000 and $2,143,000 for the loans on nonaccrual status for the year ended December 31, 2010 and 2009, respectively. Interest expense decreased $3,736,000 due to a decrease in rates paid on average interest bearing liabilities for the year ended December 31, 2010 compared to the same period in 2009. The net interest margin for the year ended December 31, 2010 decreased 19 basis points to 3.69% from the net interest margin of 3.88% for the year ended December 31, 2009.

Noninterest income for the quarter ended December 31, 2010 was $3,192,000 compared to $3,266,000 for the same period in 2009 representing a decrease of $74,000, or 2.3%. Service charges on deposits decreased $243,000 to $1,348,000 for the fourth quarter of 2010 compared to $1,591,000 for the fourth quarter of 2009, while other fees and charges increased by $143,000 to $1,195,000 for the fourth quarter of 2010 compared to $1,052,000 for the same period in 2009. Noninterest income for the year ended December 31, 2010 decreased $1,066,000, or 7.6%, to $12,944,000 from $14,010,000 for the year ended December 31, 2009. The primary reason for the decrease in noninterest income in 2010 compared to 2009 was due to a decrease in service charges on deposit accounts of $619,000 and a gain on sale of investment securities of $655,000 that occurred in 2009. Other fees and charges increased $301,000 to $4,566,000 for the year ended December 31, 2010 compared to $4,265,000 for the year ended December 31, 2009.

Noninterest expenses decreased $13,630,000 to $10,244,000 for the fourth quarter of 2010 from $23,874,000 for the fourth quarter of 2009. The reason for the decrease was due to a goodwill impairment charge of $15,187,000 that occurred during the fourth quarter of 2009. Salaries and employee benefits increased $119,000 in the fourth quarter of 2010 from the same period in 2009, while occupancy expense and furniture and equipment expense decreased $193,000 in the fourth quarter of 2010 compared to the same period in 2009. Other real estate owned expense increased to $1,178,000 compared to $284,000 for the same period in 2009. Other expenses increased $697,000 to $3,295,000 for the fourth quarter of 2010 compared to $2,598,000 for the fourth quarter of 2009. Noninterest expenses for the year ended December 31, 2010 decreased $12,076,000 to $41,914,000 compared to $53,990,000 for the year ended December 31, 2009. The reason for the decrease was due to a goodwill impairment charge of $15,187,000 during the fourth quarter of 2009 as mentioned above. Salaries and employee benefits decreased $1,627,000 for the year ended December 31, 2010 from the year ended December 31, 2009 due to several cost cutting initiatives implemented by the Company during 2009. Occupancy expense and furniture and equipment expense decreased $642,000 for the year ended December 31, 2010 compared to the year ended December 31, 2009, while FDIC deposit insurance assessments increased $61,000 for the year ended December 31, 2010 when compared to 2009. Other real estate owned expense increased $4,403,000 to $6,522,000 for the year ended December 31, 2010 compared to $2,119,000 for 2009.

The Company recorded a benefit for income taxes for the quarter ended December 31, 2010 of $1,702,000, compared to a benefit for income taxes of $2,721,000, for the quarter ended December 31, 2009. The Company recorded a benefit for income taxes for the year ended December 31, 2010 of $985,000, compared to a benefit for income taxes of $9,394,000 for the year ended December 31, 2009. Due to the Company’s previous losses, management conducts an analysis to assess the need for a valuation allowance on its deferred tax asset quarterly. During the third quarter ended September 30, 2010, it was determined to be more likely than not that a portion of its deferred tax asset will not be realized, and at September 30, 2010, the Company established a valuation allowance of $4,500,000, approximately 27% of gross deferred tax assets. The valuation allowance was booked as a provision for income tax in the current year. The Company conducted an updated analysis at December 31, 2010 to assess the need for a change in the valuation allowance on the deferred tax asset. Management considered all available evidence, including both positive and negative, as part of this assessment, and concluded that no additional adjustment was needed to the valuation allowance during the fourth quarter.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (the “Bank”), operates twenty-five commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through the Bank, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, the Bank engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, the Bank has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2010	2009	$ Change	% Change
Statement of Income Data
Interest income
Loans and leases (including fees)	$7,900	$9,203	$(1,303)	(14.16%)
Investment securities	1,523	1,169	354	30.28%
Federal funds sold and other	14	27	(13)	(48.15%)
Total interest income	9,437	10,399	(962)	(9.25%)
Interest expense
Interest on deposits	1,273	2,347	(1,074)	(45.76%)
Subordinated debentures	545	505	40	7.92%
Total interest expense	1,818	2,852	(1,034)	(36.26%)
Net interest income	7,619	7,547	72	0.95%
Provision for loan and lease losses	—	9,000	(9,000)	(100.00%)
Net interest income after provision for loan and lease losses	7,619	(1,453)	9,072	(624.36%)

Noninterest income
Service charges on deposit accounts	1,348	1,591	(243)	(15.27%)
Other fees and charges	1,195	1,052	143	13.59%
Other	649	623	26	4.17%
Total noninterest income	3,192	3,266	(74)	(2.27%)

Noninterest expenses
Salaries and employee benefits	4,225	4,106	119	2.90%
Occupancy	695	749	(54)	(7.21%)
Furniture and equipment	323	462	(139)	(30.09%)
Other real estate owned expense	1,178	284	894	314.79%
FDIC and state assessments	528	488	40	8.20%
Impairment of goodwill	—	15,187	(15,187)	(100.00%)
Other	3,295	2,598	697	26.83%
Total noninterest expenses	10,244	23,874	(13,630)	(57.09%)
Income (loss) before benefit for income taxes	567	(22,061)	22,628	(102.57%)
Benefit for income taxes	(1,702)	(2,721)	1,019	(37.45%)
Net income (loss)	2,269	(19,340)	21,609	(111.73%)

Common Share Data
Earnings (loss) per share
Basic	$0.33	$(12.90)	$13.23	(102.56%)
Diluted	$0.33	$(12.90)	$13.23	(102.56%)

Weighted average shares outstanding	6,832,492	1,499,163
Weighted average shares outstanding - diluted	6,832,492	1,499,163
Book value per share	$12.29	$34.89
Tangible book value	$12.21	$34.43
Shares outstanding	6,832,492	1,499,163

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Twelve Months Ended
	December 31,
	2010	2009	$ Change	% Change
Statement of Income Data
Interest income
Loans and leases (including fees)	$33,276	$39,233	$(5,957)	(15.18%)
Investment securities	5,508	4,646	862	18.55%
Federal funds sold and other	138	76	62	81.58%
Total interest income	38,922	43,955	(5,033)	(11.45%)
Interest expense
Interest on deposits	6,861	10,633	(3,772)	(35.47%)
Subordinated debentures	2,124	2,087	37	1.77%
Other borrowings	—	1	(1)	(100.00%)
Total interest expense	8,985	12,721	(3,736)	(29.37%)
Net interest income	29,937	31,234	(1,297)	(4.15%)
Provision for loan and lease losses	8,200	26,500	(18,300)	(69.06%)
Net interest income after provision for loan and lease losses	21,737	4,734	17,003	359.17%

Noninterest income
Service charges on deposit accounts	5,864	6,483	(619)	(9.55%)
Other fees and charges	4,566	4,265	301	7.06%
Gain on sale/impairment of investment securities	—	655	(655)	(100.00%)
Other	2,514	2,607	(93)	(3.57%)
Total noninterest income	12,944	14,010	(1,066)	(7.61%)

Noninterest expenses
Salaries and employee benefits	16,873	18,500	(1,627)	(8.79%)
Occupancy	2,850	3,079	(229)	(7.44%)
Furniture and equipment	1,434	1,847	(413)	(22.36%)
Other real estate owned expense	6,522	2,119	4,403	207.79%
FDIC and state assessments	2,368	2,307	61	2.64%
Impairment of goodwill	—	15,187	(15,187)	(100.00%)
Other	11,867	10,951	916	8.36%
Total noninterest expenses	41,914	53,990	(12,076)	(22.37%)
Loss before benefit for income taxes	(7,233)	(35,246)	28,013	(79.48%)
Benefit for income taxes	(985)	(9,394)	8,409	(89.51%)
Net loss	(6,248)	(25,852)	19,604	(75.83%)
Preferred stock discount	$(18,667)	$—	(18,667)	—
Net loss available to common shareholders	$(24,915)	$(25,852)	$937	(3.62%)

Common Share Data
Loss per share
Basic	$(6.42)	$(17.24)	$10.82	(62.76%)
Diluted	$(6.42)	$(17.24)	$10.82	(62.76%)

Weighted average shares outstanding	3,880,897	1,499,163
Weighted average shares outstanding - diluted	3,880,897	1,499,163
Book value per share	$12.29	$34.89
Tangible book value	$12.21	$34.43
Shares outstanding	6,832,492	1,499,163

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2010	2009
Balance Sheet Data
Assets
Cash and due from banks	$14,629	$19,378
Federal funds sold	9,005	48,250
Time deposits at other financial institutions	459	425
Available-for-sale securities - at fair value	265,644	146,335
Held-to-maturity securities - at amortized cost	6	9

Loans and leases net of deferred loan fees	513,466	602,417
Allowance for loan and lease losses	(14,993)	(18,539)
Net loans and leases	498,473	583,878

Premises and equipment, net	8,799	10,319
Other real estate owned	25,784	12,377
Goodwill and core deposit intangibles, net	546	692
Accrued interest receivable and other assets	61,596	62,699
Total assets	$884,941	$884,362

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$155,499	$152,421
Demand, interest bearing	161,241	160,216
Savings and money market	208,476	189,782
Time	228,574	285,390
Total deposits	753,790	787,809

Accrued interest payable and other liabilities	15,212	12,290
Subordinated debentures	31,961	31,961
Total liabilities	800,963	832,060
Shareholders’ equity	83,978	52,302
Total liabilities and shareholders’ equity	$884,941	$884,362

Asset Quality
Nonaccrual loans and leases	$20,065	$46,598
Loans and leases past due 90 days and accruing interest	—	—
Other real estate owned	25,784	12,377
Total nonperforming assets	$45,849	$58,975

Allowance for loan and lease losses to total loans	2.92%	3.08%
Allowance for loan and lease losses to NPL’s	74.72%	39.78%
Allowance for loan and lease losses to NPA’s	32.70%	31.44%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Selected Financial Ratios
Return on average total assets	1.00%	(8.39%)	(0.69%)	(2.85%)
Return on average shareholders’ equity	10.76%	(106.26%)	(8.03%)	(34.92%)
Net interest margin (tax equivalent basis)	3.76%	3.68%	3.69%	3.88%
Efficiency ratio	94.76%	220.79%	97.74%	119.33%

Selected Average Balances
Loans	$523,472	$619,485	$559,863	$649,806
Taxable investments	249,603	140,024	186,220	113,711
Tax-exempt investments	14,870	15,740	15,261	15,825
Federal funds sold and other	24,973	47,169	59,446	33,587
Total earning assets	$812,918	$822,418	$820,790	$812,929
Total assets	$902,493	$915,022	$904,688	$906,462

Demand deposits - interest bearing	$159,783	$161,046	$158,169	$154,763
Savings and money market	209,801	188,581	210,655	177,740
Time deposits	241,183	299,321	259,568	308,419
Other borrowings	31,961	31,961	31,961	32,298
Total interest bearing liabilities	$642,728	$680,909	$660,353	$673,220
Demand deposits - noninterest bearing	$158,481	$149,428	$149,696	$147,266
Shareholders’ equity	$83,654	$72,211	$77,850	$74,039

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended
	December	September	June	March
	2010	2010	2010	2010
Interest income	$9,437	$9,773	$9,837	$9,875
Interest expense	1,818	2,183	2,451	2,533
Net interest income	7,619	7,590	7,386	7,342

Provision for loan and lease losses	—	4,600	2,600	1,000
Noninterest income	3,192	3,363	3,377	3,012
Noninterest expense	10,244	11,779	9,872	10,019

Income (loss) before provision (benefit) for income taxes	567	(5,426)	(1,709)	(665)
Provision (benefit) for income taxes	(1,702)	2,207	(1,137)	(353)
Net income (loss)	$2,269	$(7,633)	$(572)	$(312)

Preferred Stock Discount	—	(18,667)	—	—
Net income (loss) available to common shareholder	$2,269	$(26,300)	$(572)	$(312)
Earnings (loss) per common share:
Basic	$0.33	$(4.70)	$(0.40)	$(0.20)
Diluted	$0.33	$(4.70)	$(0.40)	$(0.20)